09	SEMIANNUAL REPORT

RS Variable Products Trust

RS Large Cap Value VIP Series

6/30/09

Except as otherwise specifically stated, all information and investment team commentary, including portfolio security positions, is as of June 30, 2009. The views expressed in the investment team letters are those of the Fund’s portfolio manager(s) and are subject to change without notice. They do not necessarily represent the views of RS Investments or UBS Global Asset Management (Americas) Inc. The letters contain some forward-looking statements providing current expectations or forecasts of future events; they do not necessarily relate to historical or current facts. There can be no guarantee that any forward-looking statement will be realized. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Any discussions of specific securities should not be considered a recommendation to buy or sell those securities. Fund holdings will vary.

RS Large Cap Value VIP Series

RS Investments (RS) is the investment adviser for the RS Funds. UBS Global Asset Management (Americas) Inc. (UBS) serves as investment subadviser for RS Large Cap Value VIP Series.

John Leonard, Thomas M. Cole, Thomas Digenan and Scott Hazen are the members of the North American Equities investment management team primarily responsible for the day-to-day management of RS Large Cap Value VIP Series. Mr. Leonard, as the head of the investment management team, oversees the other members of the team, leads the portfolio construction process and reviews the overall composition of the Fund’s portfolio to ensure compliance with its stated investment objectives and strategies. Mr. Cole, as the director of research for the investment management team, oversees the analyst team that provides the investment research on the large cap markets that is used in making the security selections for the Fund’s portfolio. Mr. Digenan and Mr. Hazen, as the primary strategists for the investment management team, provide cross-industry assessments and risk management assessments for portfolio construction for the Fund.

John Leonard, CFA

John Leonard has been a member of the investment management team of the Series since its inception.* John serves as the head of the Series’ investment team and is responsible for overseeing the other members of the team, leading the portfolio construction process and reviewing the overall composition of the Series’ portfolio to ensure compliance with its stated investment objective and strategies. John is the head of North American equities and the deputy global head of equities at UBS Global AM. He is also a managing director of UBS Global AM and has been an investment professional with UBS Global AM since 1991. Prior to joining UBS Global AM in 1991, John worked as an investment manager at a real estate management company. He holds an A.B. from Dartmouth College and an M.B.A. from the University of Chicago. He is a CFA Charterholder.

Thomas M. Cole, CFA

Thomas M. Cole has been a member of the investment management team of the Series since its inception.* Thomas is the director of research for the Series’ investment team, responsible for overseeing the analyst team that provides the investment research on the large-cap markets that is used in making the security selections for the Series’ portfolio. Thomas is head of research-North American equities and a managing director at UBS Global AM, where he has been an investment professional since 1995. He received a B.B.A. and an M.B.A. from the University of Wisconsin. He is a CFA Charterholder.

RS Large Cap Value VIP Series	3

RS Large Cap Value VIP Series (continued)

Thomas Digenan, CFA

Thomas Digenan has been a member of the investment management team of the Series since its inception.* Thomas, together with Scott Hazen, is the primary strategist for the investment team, responsible for providing cross-industry assessments and risk management assessments for portfolio construction for the Series. Thomas has been a North American equity strategist at UBS Global AM since 2001 and is an executive director at UBS Global AM. Prior to joining UBS Global AM in 1993, he was a senior manager in the tax department at KPMG Peat Marwick. Thomas earned a B.S. at Marquette University and an M.S.T. from DePaul University. He is a CFA Charterholder.

Scott Hazen, CFA

Scott Hazen has been a member of the investment management team of the Series since 2004.* Scott, together with Thomas Digenan, is the primary strategist for the investment team, responsible for providing cross-industry assessments and risk management assessments for portfolio construction for the Series. Scott has been a North American equity strategist at UBS Global AM since 2004 and is an executive director at UBS Global AM. From 1992 to 2004, Scott was a client service and relationship management professional with UBS Global AM. He earned a B.B.A. from the University of Notre Dame and an M.B.A. from the University of Chicago. He is a CFA Charterholder.

*	Includes service as a portfolio manager or co-portfolio manager, as applicable, of the Fund’s predecessor fund for periods prior to October 9, 2006, the commencement of operations of the Fund.

The Statement of Additional Information provides further information about the investment team, including information regarding their compensation, other accounts they manage, and their ownership interests in the Fund. For information on how to receive a copy of the Statement of Additional Information, please see the back cover of the relevant Prospectus or visit our Web site at www.guardianinvestor.com.

Highlights

➢

During a period in which the equity markets first declined dramatically, then rebounded on hopes for improved economic conditions later this year, the RS Large Cap Value VIP Series delivered a positive absolute return in the first half of 2009, while also outperforming its benchmark, the Russell 1000® Value Index[3].

➢

Relative performance for the period benefited in particular from stock selection in the energy and information technology sectors. An overweighting in the consumer discretionary sector was also favorable.

➢

On a negative note, the Fund’s underweighting in the financial services sector and its stock selection in the utilities sector weighed on relative returns. An overweighting in the industrials sector was also detrimental.

Market Overview

Through the first six months of 2009, we witnessed substantial volatility in the equity markets. After extending its fourth quarter losses into the first quarter, the equity market posted its biggest short-term rally since 1938, with the S&P 500® Index4 advancing over 40% in just 67 trading days following the March 9 low. As massive,

4	RS Large Cap Value VIP Series

coordinated government stimulus efforts across the globe reduced fears of another Great Depression, investors began to reconsider many of the stocks that sold off so sharply on concerns over a possible worst-case economic scenario. As investors began to hope for a return to a more normalized economic environment, they sought bargains among heavily-discounted shares, even in companies with challenged business models or substantial leverage. In addition, commodity stocks and cyclically sensitive shares were strong performers during the recent market resurgence.

Fund Performance Overview

RS Large Cap Value VIP Series returned 1.01% in the six-month period ended June 30, 2008, while its benchmark, the Russell 1000® Value Index, returned -2.87%.

Performance Summary

The Fund’s relative performance was aided in particular by stock selection in the energy sector, as a number of our holdings benefited from improved economic expectations and resilient commodity prices in the second quarter. Top performers in the energy sector included Peabody Energy, a coal producer with substantial coal reserves and a strong balance sheet, as well as energy exploration and production companies Anadarko Petroleum and Marathon Oil and oil services providers such as Halliburton.

Stock selection in the technology sector was also favorable as the Fund capitalized on soaring performance by Seagate Technology, a manufacturer of hard disk drives, the main medium for storing digital information. Even as corporations have trimmed their overall technology spending budgets, they continue to invest in data storage capacity, due in part to a legal and regulatory climate requiring the back-up of vast amounts of information. Seagate has trimmed its own expense structure, which has positioned the company well for the current environment. Meanwhile, semiconductor manufacturer Intel was another strong performer for the period.

The Fund’s overweighting in the consumer discretionary sector also supported relative returns, as shares rebounded later in the period on hopes for improved consumer spending trends. The Fund’s top contributing holdings in the consumer discretionary space included auto parts manufacturer BorgWarner, retailer J.C. Penney, and advertising firm Interpublic Group of Companies. In particular, BorgWarner has received renewed attention from investors, due in part to speculation that its turbochargers and advanced engine technology will be in demand as automakers strive to meet President Obama’s new fuel-economy and emissions standards.

The Fund’s top contributors from other sectors included investment banking company Morgan Stanley and wireless telecommunications services provider Sprint Nextel.

On a negative note, Fund performance was dampened by underweight exposure to some of the better performing names in the financials services sectors. Moreover, the Fund also owned a number of poor performing insurance holdings, including Aflac and ACE. Earlier this year, insurance stocks declined dramatically on concerns over the weak economy, constrained capital conditions, and the companies’ own investment losses. Moreover, while we believe that many niche financial companies might perform well relative to weakened incumbents going forward, these firms had a difficult time competing for capital and investor attention in the recent environment. Another financial services holding that struggled in this period was SunTrust Banks. Like many regional banks, SunTrust has faced concerns that its recent efforts to raise capital to meet the Treasury Department’s stress tests may have diluted value for its current shareholders.

In the utilities sector, our biggest detractor was American Electric Power, a holding company that owns power generating utilities in the eastern United States. The company reported a decline in its first quarter earnings, relative to a year earlier, as cash-strapped consumers cut back on their winter electricity usage.

Outlook

Despite the recent improvement in investor optimism, we caution that near-term economic conditions could remain challenging. Nonetheless, even after the second

RS Large Cap Value VIP Series	5

RS Large Cap Value VIP Series (continued)

quarter market resurgence, many shares are still trading at very attractive valuations relative to historic trends and their own underlying fundamentals. In this environment, we remain on the lookout for attractively valued, large-cap investment opportunities. At the same time, we continue to scrutinize corporate balance sheets, paying particular attention to companies’ abilities to raise capital or, ideally, fund growth internally through free cash flow.

Sincerely,

John Leonard, CFA	Thomas M. Cole, CFA
Co-Portfolio Manager	Co-Portfolio Manager

Thomas Digenan, CFA	Scott Hazen, CFA
Co-Portfolio Manager	Co-Portfolio Manager

RS Funds are sold by prospectus only. You should carefully consider the investment objectives, risks, charges and expenses of the RS Funds before making an investment decision. The prospectus contains this and other important information. Please read it carefully before investing or sending money. Please visit our web site at www.guardianinvestor.com or to obtain a printed copy, call 800-221-3253.

Any discussions of specific securities should not be considered a recommendation to buy or sell those securities. Fund holdings will vary.

Except as otherwise specifically stated, all information and investment team commentary, including portfolio security positions, is as of June 30, 2009.

As with all mutual funds, the value of an investment in the Fund could decline, in which case you could lose money. The Fund invests primarily in equity securities and therefore exposes you to the general risks of investing in stock markets.

6	RS Large Cap Value VIP Series

Total Net Assets: $29,423,346	Data as of June 30, 2009

Sector Allocation vs. Index[1]

Top Ten Holdings[2]

Holding	Percentage of Total Net Assets
General Electric Co.	4.52%
JPMorgan Chase & Co.	4.20%
Pfizer, Inc.	4.00%
Chevron Corp.	3.58%
AT&T, Inc.	3.47%
Covidien PLC	3.17%
Wells Fargo & Co.	2.94%
Comcast Corp.	2.76%
Marathon Oil Corp.	2.53%
Exxon Mobil Corp.	2.35%
Total	33.52%

1	The Fund’s holdings are allocated to each sector based on their Russell Global Sector classification. If a holding is not classified by Russell, it is assigned a Russell designation by RS Investments. Cash includes short-term investments and net other assets and liabilities.

2	Portfolio holdings are subject to change and should not be considered a recommendation to buy or sell individual securities.

3

The Russell 1000® Value Index is an unmanaged market-capitalization-weighted index that measures the performance of those companies in the Russell 1000® Index (which consists of the 1,000 largest U.S. companies based on total market capitalization) with lower price-to-book ratios and lower forecasted growth values. Index results assume the reinvestment of dividends paid on the stocks constituting the index. You may not invest in the index, and, unlike the Fund, the index does not incur fees or expenses.

4

The S&P 500® Index is an unmanaged market-capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Index results assume the reinvestment of dividends paid on the stocks constituting the index. You may not invest in the index, and, unlike the Fund, the index does not incur fees or expenses.

RS Large Cap Value VIP Series	7

RS Large Cap Value VIP Series (continued)

Performance Update Average Annual Returns as of 6/30/09

	Inception Date	Year-to-Date	1-Year	3-Year	5-Year	Since Inception
RS Large Cap Value VIP Series	2/3/03	1.01%	-29.86%	-11.77%	-2.83%	2.61%
Russell 1000® Value Index[3]		-2.87%	-29.03%	-11.11%	-2.12%	3.38%

Results of a Hypothetical $10,000 Investment

The chart above shows the performance of a hypothetical $10,000 investment made on 2/3/03 in RS Large Cap Value VIP Series and the Russell 1000® Value Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Performance quoted represents past performance and does not guarantee future results. The Fund is the successor to The Guardian UBS VC Large Cap Value Fund; performance shown includes performance of the predecessor fund for periods prior to October 9, 2006. Investment return and principal value will fluctuate, so shares, when redeemed, may be worth more or less than their original cost. Please keep in mind that any high double-digit returns are highly unusual and cannot be sustained. The Fund’s total gross annual operating expense ratio as of the most current prospectus is 0.95%. For more information on expense ratios see the Financial Highlights section. Fees and expenses are factored into the net asset value of your shares and any performance numbers we release. Total return figures reflect an expense limitation in effect during the periods shown; without such limitation, the performance shown would have been lower. Performance results assume the reinvestment of dividends and capital gains. The return figures shown do not reflect the deduction of taxes that a contractowner/policyholder may pay on Fund distributions or redemption units. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. Current and month-end performance information, which may be lower or higher than that cited, is available by calling 800-221-3253 and is periodically updated on our Web site: www.guardianinvestor.com.

8	RS Large Cap Value VIP Series

Understanding Your Fund’s Expenses (unaudited)

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including as applicable, investment advisory fees; distribution (12b-1) fees; and other Fund expenses. The example below is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period indicated. The table below shows the Fund’s expenses in two ways:

Expenses based on actual return

This section of the table provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Expenses based on hypothetical 5% return for comparison purposes

This section of the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund with the cost of investing in other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore the second section is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If these transactional costs were included, your costs would have been higher.

	Beginning Account Value 1/1/09	Ending Account Value 6/30/09	Expenses Paid During Period* 1/1/09-6/30/09	Expense Ratio During Period 1/1/09-6/30/09
Based on Actual Return	$1,000.00	$1,010.10	$4.88	0.98%
Based on Hypothetical Return (5% Return Before Expenses)	$1,000.00	$1,019.93	$4.91	0.98%

*	Expenses are equal to the Fund’s annualized expense ratio as indicated, multiplied by the average account value over the period, multiplied by 181/365 (to reflect the one-half year period).

RS Large Cap Value VIP Series	9

Schedule of Investments – RS Large Cap Value VIP Series

June 30, 2009 (unaudited)	Shares	Value

Common Stocks — 97.4%
Advertising Agencies — 2.9%
Omnicom Group, Inc.	16,000	$505,280
The Interpublic Group of Companies, Inc.(1)	67,600	341,380

		846,660
Aerospace — 2.1%
General Dynamics Corp.	11,400	631,446

		631,446
Air Transport — 2.2%
FedEx Corp.	11,700	650,754

		650,754
Auto Parts — 3.4%
BorgWarner, Inc.	12,100	413,215
Johnson Controls, Inc.	27,100	588,612

		1,001,827
Banks – Diversified — 3.5%
City National Corp.	4,900	180,467
Wells Fargo & Co.	35,600	863,656

		1,044,123
Beverage – Soft Drinks — 1.9%
Dr. Pepper Snapple Group, Inc.(1)	7,900	167,401
PepsiCo, Inc.	7,300	401,208

		568,609
Cable Television Services — 2.8%
Comcast Corp., Class A	56,000	811,440

		811,440
Chemicals – Diversified — 1.8%
Air Products & Chemicals, Inc.	3,100	200,229
Celanese Corp., Series A	13,800	327,750

		527,979
Coal — 1.8%
Peabody Energy Corp.	17,900	539,864

		539,864
Commercial Services – Rental & Leasing — 0.9%
Ryder System, Inc.	9,900	276,408

		276,408
Commercial Vehicles & Parts — 2.0%
PACCAR, Inc.	17,950	583,555

		583,555
Computer Technology — 2.2%
Seagate Technology	61,700	645,382

		645,382
Diversified Financial Services — 8.5%
Bank of New York Mellon Corp.	21,118	618,969
JPMorgan Chase & Co.	36,200	1,234,782
Morgan Stanley	22,500	641,475

		2,495,226
Diversified Manufacturing Operations — 6.7%
General Electric Co.	113,500	1,330,220
Illinois Tool Works, Inc.	16,800	627,312

		1,957,532

June 30, 2009 (unaudited)	Shares	Value

Diversified Retail — 2.2%
J.C. Penney Co., Inc.	8,400	$241,164
Macy’s, Inc.	34,100	401,016

		642,180
Financial Data & Systems — 1.3%
Discover Financial Services	38,550	395,908

		395,908
Health Care Management Services — 1.0%
UnitedHealth Group, Inc.	11,700	292,266

		292,266
Health Care Services — 0.9%
Medco Health Solutions, Inc.(1)	5,600	255,416

		255,416
Household Equipment & Products — 1.0%
Fortune Brands, Inc.	8,500	295,290

		295,290
Insurance – Life — 2.0%
Aflac, Inc.	9,400	292,246
Principal Financial Group, Inc.	16,200	305,208

		597,454
Insurance – Multi-Line — 1.3%
MetLife, Inc.	13,000	390,130

		390,130
Insurance – Property-Casualty — 1.0%
ACE Ltd.	6,600	291,918

		291,918
Leisure Time — 1.7%
Carnival Corp.	19,100	492,207

		492,207
Medical & Dental Instruments & Supplies — 3.2%
Covidien PLC	24,900	932,256

		932,256
Oil: Crude Producers — 3.3%
Anadarko Petroleum Corp.	11,700	531,063
Ultra Petroleum Corp.(1)	11,000	429,000

		960,063
Oil: Integrated — 9.9%
Chevron Corp.	15,900	1,053,375
Exxon Mobil Corp.	9,900	692,109
Hess Corp.	7,800	419,250
Marathon Oil Corp.	24,700	744,211

		2,908,945
Oil Well Equipment & Services — 2.6%
Baker Hughes, Inc.	13,600	495,584
Halliburton Co.	13,200	273,240

		768,824
Pharmaceuticals — 5.4%
Merck & Co., Inc.	14,400	402,624
Pfizer, Inc.	78,400	1,176,000

		1,578,624

The accompanying notes are an integral part of these financial statements.

10	RS Large Cap Value VIP Series

June 30, 2009 (unaudited)	Shares	Value

Railroads — 1.5%
Burlington Northern Santa Fe Corp.	5,900	$433,886

		433,886
Semiconductors & Components — 2.1%
Intel Corp.	37,900	627,245

		627,245
Utilities – Electrical — 6.4%
American Electric Power, Inc.	20,900	603,801
Exelon Corp.	11,100	568,431
Northeast Utilities	21,300	475,203
Pepco Holdings, Inc.	16,600	223,104

		1,870,539
Utilities – Gas Distributors — 2.1%
NiSource, Inc.	15,900	185,394
Sempra Energy	8,900	441,707

		627,101
Utilities – Miscellaneous — 1.1%
MDU Resources Group, Inc.	17,300	328,181

		328,181
Utilities – Telecommunications — 4.7%
AT&T, Inc.	41,100	1,020,924
Sprint Nextel Corp.(1)	76,374	367,359

		1,388,283

Total Common Stocks (Cost $32,560,443)		28,657,521

	Shares	Value
Exchange-Traded Funds — 1.4%
SPDR Trust, Series 1	4,500	413,640

Total Exchange-Traded Funds (Cost $400,081)		413,640

June 30, 2009 (unaudited)	Principal Amount	Value

Repurchase Agreements — 0.5%
State Street Bank and Trust Co. Repurchase Agreement, 0.00% dated 6/30/2009, maturity value of $150,000 due 7/1/2009(2)	$150,000	$150,000

Total Repurchase Agreements (Cost $150,000)		150,000

Total Investments — 99.3% (Cost $33,110,524)		29,221,161

Other Assets, Net — 0.7%		202,185

Total Net Assets — 100.0%		$29,423,346

(1)	Non-income producing security.
(2)	The table below presents collateral for repurchase agreements.

Security	Coupon	Maturity Date	Value ($)
U.S. Treasury Bill	0.00%	12/24/2009	154,737

The following is a summary of the inputs used as of June 30, 2009 in valuing the Fund’s investments. For more information on valuation inputs, please refer to Note 1a of the accompanying Notes to Financial Statements.

	Valuation Inputs
Investments in Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$28,657,521	$—	$—	$28,657,521
Exchange-Traded Funds	413,640	—	—	413,640
Repurchase Agreements	—	150,000	—	150,000

Total	$29,071,161	$150,000	$—	$29,221,161

The accompanying notes are an integral part of these financial statements.

RS Large Cap Value VIP Series	11

Financial Information — RS Large Cap Value VIP Series

Statement of Assets and Liabilities As of June 30, 2009 (unaudited)

Assets
Investments, at value	$29,221,161
Cash and cash equivalents	228
Receivable for investments sold	231,682
Dividends receivable	50,387
Receivable for fund shares subscribed	136

Total Assets	29,503,594

Liabilities
Payable for fund shares redeemed	25,384
Payable to adviser	19,239
Payable to distributor	1,664
Accrued trustees’ fees	1,320
Accrued expenses/other liabilities	32,641

Total Liabilities	80,248

Total Net Assets	$29,423,346

Net Assets Consist of:
Paid-in capital	$40,070,205
Accumulated net investment income	250,466
Accumulated net realized loss from investments	(7,007,962)
Net unrealized depreciation on investments	(3,889,363)

Total Net Assets	$29,423,346

Investments, at Cost	$33,110,524

Pricing of Shares

Shares of Beneficial Interest Outstanding with no Par Value	4,223,588

Net Asset Value Per Share	$6.97

Statement of Operations For the Six-Month Period Ended June 30, 2009 (unaudited)

Investment Income
Dividends	$387,992
Interest	172

Total Investment Income	388,164

Expenses
Investment advisory fees	107,291
Custodian fees	12,879
Shareholder reports	11,602
Professional fees	10,282
Administrative service fees	3,391
Trustees’ fees and expenses	1,542
Other expenses	1,327

Total Expenses	148,314
Less: Expense waiver by distributor	(13,502)
Less: Custody credits	(16)

Total Expenses, Net	134,796

Net Investment Income	253,368

Realized Gain/(Loss) and Change in Unrealized Appreciation/Depreciation on Investments
Net realized loss from investments	(3,890,123)
Net change in unrealized appreciation/depreciation on investments	3,956,335

Net Gain on Investments	66,212

Net Increase in Net Assets Resulting from Operations	$319,580

The accompanying notes are an integral part of these financial statements.

12	RS Large Cap Value VIP Series

Statement of Changes in Net Assets Six-month-ended numbers are unaudited

	For the Six Months Ended 6/30/09	For the Year Ended 12/31/08
Operations
Net investment income	$253,368	$888,201
Net realized loss from investments	(3,890,123)	(2,911,844)
Net change in unrealized appreciation/depreciation on investments	3,956,335	(21,080,100)

Net Increase/(Decrease) in Net Assets Resulting from Operations	319,580	(23,103,743)

Distributions to Shareholders
Net investment income	—	(904,251)
Net realized gain on investments	—	(1,554,079)

Total Distributions	—	(2,458,330)

Capital Share Transactions
Proceeds from sales of shares	1,552,201	4,322,806
Reinvestment of distributions	—	2,458,330
Cost of shares redeemed	(2,993,559)	(15,410,029)

Net Decrease in Net Assets Resulting from Capital Share Transactions	(1,441,358)	(8,628,893)

Net Decrease in Net Assets	(1,121,778)	(34,190,966)

Net Assets

Beginning of period	30,545,124	64,736,090

End of period	$29,423,346	$30,545,124

Distributions in Excess of Net Investment Income Included in Net Assets	$—	$(2,902)

Accumulated Net Investment Income Included in Net Assets	$250,466	$—

Other Information:

Shares
Sold	259,317	452,912
Reinvested	—	368,013
Redeemed	(464,232)	(1,529,343)

Net Decrease	(204,915)	(708,418)

The accompanying notes are an integral part of these financial statements.

RS Large Cap Value VIP Series	13

Financial Information — RS Large Cap Value VIP Series (continued)

The financial highlights table is intended to help you understand the Fund’s financial performance for the past six reporting periods. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all distributions).

Financial Highlights Six-month-ended numbers are unaudited

	Net Asset Value, Beginning of Period	Net Investment Income	Net Realized and Unrealized Gain/(Loss)	Total Operations	Distributions From Net Investment Income	Distributions From Net Realized Capital Gains	Total Distributions

Six Months Ended 6/30/09[1]	$6.90	$0.06	$0.01	$0.07	$—	$—	$—

Year Ended 12/31/08	12.60	0.22	(5.32)	(5.10)	(0.22)	(0.38)	(0.60)

Year Ended 12/31/07	13.72	0.19	(0.15)	0.04	(0.20)	(0.96)	(1.16)

Year Ended 12/31/06	12.47	0.16	2.07	2.23	(0.15)	(0.83)	(0.98)

Year Ended 12/31/05	13.35	0.19	1.09	1.28	(0.19)	(1.97)	(2.16)

Year Ended 12/31/04	12.82	0.14	1.57	1.71	(0.14)	(1.04)	(1.18)

The accompanying notes are an integral part of these financial statements.

14	RS Large Cap Value VIP Series

Net Asset Value, End of Period	Total Return[2]	Net Assets, End of Period (000s)	Net Ratio of Expenses to Average Net Assets[3]	Gross Ratio of Expenses to Average Net Assets	Net Ratio of Net Investment Income to Average Net Assets[3]	Gross Ratio of Net Investment Income to Average Net Assets	Portfolio Turnover Rate

$ 6.97	1.01%	$29,423	0.98%	1.08%	1.84%	1.74%	30%

6.90	(40.26)%	30,545	0.95%	0.95%	1.75%	1.75%	56%

12.60	0.36%	64,736	0.98%	0.98%	1.30%	1.30%	34%

13.72	18.29%	70,632	0.98%	0.99%	1.23%	1.22%	41%

12.47	9.63%	58,104	1.02%	1.02%	1.21%	1.21%	40%

13.35	13.74%	73,895	0.97%	0.97%	1.12%	1.12%	41%

Distributions reflect actual per-share amounts distributed for the period.

[1]	Ratios for periods less than one year have been annualized, except for total return and portfolio turnover rate.
[2]

Total returns do not reflect the effects of charges deducted pursuant to the terms of The Guardian Insurance & Annuity Company, Inc.’s variable contracts. Inclusion of such charges would reduce the total returns for all periods shown.

[3]	Net Ratio of Expenses to Average Net Assets and Net Ratio of Net Investment Income to Average Net Assets include the effect of fee waivers, expense limitations and custody credits, if applicable.

The accompanying notes are an integral part of these financial statements.

RS Large Cap Value VIP Series	15

Notes to Financial Statements — RS Large Cap Value VIP Series (unaudited)

June 30, 2009 (unaudited)

RS Variable Products Trust (the “Trust”), a Massachusetts business trust organized on May 18, 2006, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust currently offers seventeen series. RS Large Cap Value VIP Series (the “Fund”) is a series of the Trust. The Fund is a diversified fund. The financial statements for the other remaining series of the Trust are presented in separate reports.

The Fund has authorized an unlimited number of shares of beneficial interest with no par value. Class I shares of the Fund are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (“GIAC”). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”). The Fund is currently offered to insurance company separate accounts that fund certain variable annuity and variable life insurance contracts issued by GIAC.

Note 1.	Significant Accounting Policies

The following policies are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

a.  Investment Valuations

Marketable securities are valued at the last reported sale price on the principal exchange or market on which they are traded; or, if there were no sales that day, at the mean between the closing bid and asked prices. Securities traded on the NASDAQ Stock Market, LLC (“NASDAQ”) are generally valued at the NASDAQ official closing price, which may not be the last sale price. If the NASDAQ official closing price is not available for a security, that security is generally valued using the last reported sale price, or, if no sales are reported, at the mean between the closing bid and asked prices. Short-term investments that will mature in 60 days or less are valued at amortized cost, which approximates market value. Repurchase agreements are carried at cost, which approximates market value (See Note 4d). Foreign securities are valued in the currencies of the markets in which they trade and then converted to U.S. dollars using the prevailing exchange rates at the close of the New York Stock Exchange (“NYSE”). Investments in open-end management investment companies that are registered under the 1940 Act are valued based upon the net asset values determined by such investment companies.

Securities for which market quotations are not readily available or for which market quotations may be considered unreliable are valued at their fair values as determined in accordance with guidelines and procedures adopted by the Trust’s Board of Trustees.

Securities whose values have been materially affected by events occurring before the Fund’s valuation time but after the close of the securities’ principal exchange or market may be fair valued using methods approved by the Board of Trustees. In addition, if there has been a movement in the U.S. markets that exceeds a specified threshold, the values of the Fund’s investments in foreign securities are generally determined by a pricing service using pricing models designed to estimate likely changes in the values of those securities.

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”), fair value is defined as the price that the Fund would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. FAS 157 established a hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions

16	RS Large Cap Value VIP Series

market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy of inputs is summarized in the three broad levels listed below.

➢	Level 1 — unadjusted quoted prices in active markets for identical investments

➢

Level 2 — inputs other than unadjusted quoted prices that are observable either directly or indirectly (including adjusted quoted prices for similar investments, interest rates, prepayment speeds, credit risks, etc.)

➢	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A security’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Trust. The Trust considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, and provided by independent sources that are actively involved in the relevant market. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Changes in valuation techniques may result in transfers in, to or out of an investment’s assigned level within the hierarchy.

In determining a security’s placement within the hierarchy, the Trust separates the Fund’s investment portfolio into two categories: investments and financial instruments (e.g. futures).

Investments. Investments whose values are based on quoted market prices in active markets, and are therefore classified within level 1, include active listed equities, and certain fixed income securities. The Trust does not adjust the quoted price for such instruments, even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs are classified within level 2. These include certain U.S. government and sovereign obligations, most government agency securities, investment-grade corporate bonds, certain mortgage products, state, municipal and provincial obligations, and certain foreign equity securities.

Investments classified within level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 investments include, among other things, private placement securities. When observable prices are not available for these securities, the Trust uses one or more valuation techniques (e.g., the market approach or the income approach) for which sufficient and reliable data is available. Within level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

The inputs used by the Trust in estimating the value of level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalizations, and other transactions across the capital structure. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the Trust in the absence of market information. Assumptions used by the Trust due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Fund’s results of operations.

Financial Instruments. Exchange-traded derivatives, such as futures contracts and exchange traded option contracts, are typically classified within level 1 or level 2 of the fair value hierarchy depending on whether or not they are deemed to be actively traded. Certain derivatives, such as generic forwards, swaps and options, have inputs which can generally be corroborated by market data and are therefore classified within level 2.

RS Large Cap Value VIP Series	17

Notes to Financial Statements — RS Large Cap Value VIP Series (unaudited) (continued)

b.  Federal Income Taxes

The Fund intends to continue complying with the requirements of the Internal Revenue Code to qualify as a regulated investment company and to distribute substantially all net investment income and realized net capital gains, if any, to shareholders. Therefore, the Fund does not expect to be subject to income tax, and no provision for such tax has been made.

From time to time, however, the Fund may choose to pay an excise tax if the cost of making the required distribution exceeds the amount of the excise tax.

As of June 30, 2009, the Trust has reviewed the tax positions for open periods, as applicable to the Fund, and has determined that no provision for income tax is required in the Fund’s financial statements. The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations. During the six months ended June 30, 2009, the Fund did not incur any interest or penalties. The Fund is not subject to examination by U.S. federal tax authorities for tax years before 2005 and by state authorities for tax years before 2004.

c.  Securities Transactions

Securities transactions are accounted for on the date securities are purchased or sold (trade date). Realized gains or losses on securities transactions are determined on the basis of specific identification.

d.  Foreign Currency Translation

The accounting records of the Fund are maintained in U.S. dollars. Investment securities and all other assets and liabilities of the Fund denominated in a foreign currency are generally translated into U.S. dollars at the exchange rates quoted at the close of the NYSE on each business day. Purchases and sales of securities, income receipts, and expense payments are translated into U.S. dollars at the exchange rates in effect on the dates of the respective transactions. The Fund does not isolate the portion of the fluctuations on investments resulting from changes in foreign currency exchange rates from the fluctuations in market prices of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

e.  Investment Income

Dividend income is generally recorded on the ex-dividend date, except certain cash dividends from foreign securities, which are recorded as soon as the Fund is informed of the dividend. Interest income, which includes amortization/accretion of premium/discount, is accrued and recorded daily.

f.  Expenses

Many expenses of the Trust can be directly attributed to a specific series of the Trust. Expenses that cannot be directly attributed to a specific series of the Trust are generally apportioned among all the series in the Trust, based on relative net assets.

g.  Custody Credits

The Fund has entered into an arrangement with its custodian whereby credits realized as a result of uninvested cash balances are used to reduce the Fund’s custodian expenses. The Fund could have employed the uninvested assets to produce income in the Fund if the Fund had not entered into such an arrangement. The Fund’s custody credits, if any, are shown in the accompanying Statement of Operations.

h.  Distributions to Shareholders

The Fund intends to distribute substantially all of its net investment income typically at least once each year and any net realized capital gains once each year. Unless the Fund is instructed otherwise, all distributions to shareholders are credited in the form of additional shares of the Fund at the net asset value, recorded on the ex-dividend date.

i.  Capital Accounts

Due to the timing of dividend distributions and the differences in accounting for income and realized gains/(losses) for financial statement purposes versus federal income tax purposes, the fiscal year in which amounts are distributed may differ from the year in which the income and realized gains/(losses) were recorded by the Fund.

j.  Temporary Borrowings

The Fund, with other funds managed by RS Investment Management Co. LLC (“RS Investments”), shares in a $75 million committed revolving credit/overdraft

18	RS Large Cap Value VIP Series

protection facility from State Street Bank and Trust Company for temporary purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. Interest is calculated based on market rates at the time of borrowing; all the funds that are parties to the facility share in a commitment fee that is allocated among the funds on the basis of their respective net assets. The Fund may borrow up to the lesser of one-third of its total assets (including amounts borrowed) or any lower limit specified in the Fund’s Statement of Additional Information or Prospectus.

Amount Outstanding at 6/30/09	Average Borrowing*	Average Interest Rate*
$—	$29,175	0.75%

*	For the six months ended June 30, 2009.

Note 2.	Transactions with Affiliates

a.  Advisory Fee and Expense Limitation

Under the terms of the advisory agreement, which is reviewed and approved annually by the Board of Trustees, the Fund pays an investment advisory fee to RS Investments. Guardian Investor Services LLC (“GIS”), a subsidiary of Guardian Life, holds a majority interest in RS Investments. RS Investments receives an investment advisory fee based on the average daily net assets of the Fund at an annual rate of 0.78%. The Fund has also entered into an agreement with GIS for distribution services with respect to its shares.

RS Investments has entered into a Sub-Advisory Agreement with UBS Global Asset Management (Americas), Inc. (“UBS Global AM”). UBS Global AM is responsible for providing day-to-day investment advisory services to the Fund, subject to the supervision and direction of the Board of Trustees of the Trust and review by RS Investments. As compensation for UBS Global AM’s services, RS Investments pays fees to UBS Global AM at an annual rate of 0.38% of the average daily net assets of the Fund. Payment of the sub-advisory fee does not represent a separate or additional expense to the Fund.

An expense limitation has been imposed pursuant to a written agreement between RS Investments and the

Trust in effect through December 31, 2009, to limit the Fund’s total annual fund operating expenses to 0.98% of the average daily net assets of the Fund.

RS Investments and GIS do not intend to recoup any reimbursed expenses or waived advisory fees from a prior year under expense limitations then in effect for the Fund.

b.  Compensation of Trustees and Officers

Trustees and officers of the Trust who are interested persons of RS Investments, as defined in the 1940 Act, receive no compensation from the Fund for acting as such. Trustees of the Trust who are not interested persons of RS Investments receive compensation and reimbursement of expenses.

Note 3.	Federal Income Taxes

a.  Distributions to Shareholders

The tax character of distributions paid to shareholders during the year ended December 31, 2008, which is the most recently completed tax year, was as follows:

Ordinary Income	Long-Term Capital Gains
$938,687	$1,519,643

Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Fund, timing differences, and differing characterizations of distributions made by the Fund. Permanent book and tax basis differences will result in reclassifications to paid-in capital, undistributed net investment income and accumulated undistributed net realized gain/(loss) on investments and foreign currency transactions. Undistributed net investment income and accumulated undistributed net realized gain/(loss) on investments and foreign currency transactions may include temporary book and tax differences, which will reverse in a subsequent period.

During any particular year, net realized gains from investment transactions, in excess of available capital loss

RS Large Cap Value VIP Series	19

Notes to Financial Statements — RS Large Cap Value VIP Series (unaudited) (continued)

carryforwards, would be taxable to the Fund if not distributed and, therefore, are normally distributed to shareholders annually.

During the year ended December 31, 2008, the Fund did not utilize capital loss carryovers. Capital loss carryovers available to the Fund at December 31, 2008, were $63,066, expiring in 2016.

In determining its taxable income, current tax law permits the Fund to elect to treat all or a portion of any net capital or currency loss realized after October 31 as occurring on the first day of the following fiscal year. For the year ended December 31, 2008, the Fund elected to defer $2,257,194 in net capital and currency losses.

b.  Tax Basis of Investments

The cost of investments for federal income tax purposes at June 30, 2009, was $33,752,754. The gross unrealized appreciation and depreciation of investments, on a tax basis, at June 30, 2009, aggregated $3,024,749 and $(7,556,342), respectively, resulting in net unrealized depreciation of $(4,531,593).

Note 4.	Investments

a.  Investment Purchases and Sales

The cost of investments purchased and the proceeds from investments sold (excluding short-term investments) amounted to $8,241,492 and $9,157,934, respectively, for the six months ended June 30, 2009.

b.  Foreign Securities

Foreign securities investments involve special risks and considerations not typically associated with those of U.S. origin. These risks include, but are not limited to, currency risk; adverse political, social, and economic developments; and less reliable information about issuers. Moreover, securities of some foreign companies may be less liquid and their prices more volatile than those of comparable U.S. companies.

c.  Industry or Sector Concentration

In its normal course of business, the Fund may invest a significant portion of its assets in companies concentrated within a number of industries or sectors. As a result, the Fund may be subject to a greater risk of loss than that of a fund invested in a wider spectrum of industries or sectors because the stocks of many or all of the companies in the industry, group of industries, sector, or sectors may decline in value due to developments adversely affecting the industry, group of industries, sector, or sectors.

d.  Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities (including U.S. government agency securities). Repurchase agreements are fully collateralized (including the interest accrued thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the repurchase price plus accrued interest, the Fund will typically require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, the Fund maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note 5.	Review for Subsequent Events

In accordance with the provisions set forth in FASB Statement of Financial Accounting Standards No. 165, Subsequent Events, adopted by the Fund as of June 30, 2009, the Trust has evaluated the possibility of subsequent event existing in the Fund’s financial statements through August 21, 2009, the date the financial statements were issued. The Trust has determined that there are no material events that would require disclosure in the Fund’s financial statements through this date.

Note 6.	Indemnifications

Under the Trust’s organizational documents, its officers and trustees are entitled to be indemnified against certain liabilities arising out of the performance of their duties to the Fund. In addition, in the normal course of business, the Fund enters into contracts with its vendors and others that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund. However, based on experience, the Fund expects the risk of loss to be remote.

20	RS Large Cap Value VIP Series

Supplemental Information (unaudited)

Approval of Investment Advisory Agreements for RS Variable Products Trust

The Board of Trustees of RS Variable Products Trust (the “Trust”), including all of the Trustees who are not interested persons of the Trust or of RS Investment Management Co. LLC (the “disinterested Trustees”), met in person on August 12—13, 2008, to consider the continuation of the investment advisory and sub-advisory agreements (collectively, the “Advisory Agreements”) for the one-year period commencing August 31, 2008, for all 17 series of the Trust: RS Mid Cap Growth VIP Series, RS Technology VIP Series, RS Partners VIP Series, RS Value VIP Series, RS Global Natural Resources VIP Series, RS Large Cap Alpha VIP Series, RS Small Cap Growth Equity VIP Series, and RS Equity Dividend VIP Series (the “RS-Managed Funds”); RS Large Cap Value VIP Series, RS S&P 500 Index VIP Series, RS Asset Allocation VIP Series, RS International Growth VIP Series, RS Emerging Markets VIP Series, RS Investment Quality Bond VIP Series, RS Low Duration Bond VIP Series, RS High Yield Bond VIP Series, and RS Money Market VIP Series (the “Sub-Advised Funds”, and together with the RS-Managed Funds, the “Funds”).

RS Investment Management Co. LLC (“RS Investments”) is responsible for the day-to-day investment management of the RS-Managed Funds; various Sub-Advisers (the “Sub-Advisers”) overseen by RS Investments are responsible for the day-to-day investment management of the Sub-Advised Funds. UBS Global Asset Management (Americas) Inc. serves as Sub-Adviser to RS Large Cap Value VIP Series; Guardian Investor Services LLC (“GIS”), a subsidiary of The Guardian Life Insurance Company of America, serves as Sub-Adviser to RS S&P 500 Index VIP Series, RS Asset Allocation VIP Series, RS Investment Quality Bond VIP Series, RS Low Duration Bond VIP Series, RS High Yield Bond VIP Series, and RS Money Market VIP Series; Guardian Baillie Gifford Limited serves as Sub-Adviser, and Baillie Gifford Overseas Limited serves as Sub-Sub-Adviser to RS International Growth VIP Series and RS Emerging Markets VIP Series (the sub-sub-advisory agreements relating to these Funds are also considered “Sub-Advisory Agreements” and “Advisory Agreements” for purposes of this discussion, and the sub-sub-adviser is also considered a Sub-Adviser for purposes of this discussion).

At their meeting, the Trustees considered a number of factors in determining to approve the continuation of the Advisory Agreements. In all of their deliberations regarding the Advisory Agreements, the disinterested Trustees were advised by their independent counsel, with whom they had separate meetings and discussions on a number of occasions during and preceding the dates of the official Board meeting. In addition, the Trustees were assisted in their review by the Chief Compliance Officer of the Trust, who reviewed all of the information presented to the Trustees and, with the assistance of independent counsel to the disinterested Trustees, prepared a written report on the key factors for the Trustees. That written report discussed a number of the factors described below and concluded that the information that RS Investments had provided to the Trustees provided a reasonable basis for the Trustees to conclude that the advisory fees proposed in connection with the continuation of the Advisory Agreements were reasonable with respect to each Fund.

The Trustees were also assisted in their review by two independent consultants retained by the Trustees. The consultants provided assistance in a variety of aspects of the Trustees’ review, including, among other things, the development of appropriate expense and performance peer groups for the Funds, review of expense and performance data received by the Trustees, consideration of economies of scale, analysis of profitability data from RS Investments and the Sub-Advisers, and evaluation of industry trends. The consultants met with the Trustees on a number of occasions, both by telephone and at the August 2008 in-person meeting.

In their consideration of the Advisory Agreements, the Trustees considered generally the continuing, favorable interaction of the legacy investment teams at RS Investments and GIS. They also considered improvements in service over the course of the year through realignments of various administrative, account-

RS Large Cap Value VIP Series	21

Supplemental Information (unaudited) (continued)

ing, and control functions between the two firms, and were generally satisfied with those services currently being provided by the two firms.

The Trustees considered the fees charged by RS Investments to the Funds under the Investment Advisory Agreements and the fees paid to the various Sub-Advisers under the Sub-Advisory Agreements. In this connection, representatives of RS Investments noted to the Trustees that the fees charged by RS Investments to the Funds reflect a number of factors. They noted, for example, the generally high quality of the investment management teams at RS Investments, the high levels of compensation that are required to retain the firm’s investment professionals, and the alternative employment opportunities available to many of those professionals. They also noted that, as to the Sub-Advised Funds, RS Investments pays a large part, in most cases the large majority, of the fees it receives to the Sub-Advisers.

The Trustees considered information provided by RS Investments as to the fees charged by RS Investments to clients other than the Funds, including institutional separate accounts and mutual funds for which RS Investments serves as sub-adviser. RS Investments generally charges lower fees to those accounts. In a number of cases, such an account pays fees at the same rate as the comparable Fund on assets up to a specified level, and then at lower rates on additional assets. In some cases, an account’s fee rate will be lower at all levels than that of the comparable Fund. Representatives of RS Investments explained that administrative, compliance, reporting, and other legal burdens of providing investment advice to mutual funds exceed those required to provide advisory services to non-mutual fund clients such as institutional accounts for retirement or pension plans. In addition, they pointed out that there is substantially greater legal and other risk to RS Investments in managing public mutual investment products than in managing private accounts or in sub-advising mutual funds sponsored by others. They also explained that the services and resources required of RS Investments where it sub-advises mutual funds sponsored by others are substantially less than in the case of the Funds, since many of the administrative and compliance responsibilities related to the management function are retained by the primary adviser.

RS Investments furnished information to the Trustees compiled by the independent Lipper organization showing a comparison of RS Investments’ fee rate for each Fund compared to peer mutual funds having similar objectives, strategies, and within the same broad range of asset sizes. RS Investments also worked with an independent consultant to the disinterested Trustees in identifying peer groups of mutual funds with respect to each Fund. One of the independent consultants prepared an analysis of comparative management fees and expenses, and discussed his conclusions with the disinterested Trustees. In his report, the Chief Compliance Officer stated that the data showed RS Investments’ fees to be within the range of comparable mutual funds, even though the fees with respect to some of the Funds tended to be at the higher end of the range.

The Chief Compliance Officer noted that the advisory fees for the Funds, although the same as those of the retail versions of the Funds, were relatively high compared to peer variable product funds. He also noted that, although the total expense ratios of the Funds also tended to be higher than those of their peers, it appeared that the differences were generally attributable to the small asset size of the Funds.

The Trustees also reviewed information from that compilation showing total expenses for the Funds in comparison to peer funds. The Trustees considered the total expense ratios of the Funds and noted that a number of them were higher than the median of their peer funds. They noted that in some cases that appeared to be due to the level of the Funds’ advisory fees and, in many cases, due to the fact that the Funds’ custodial fees were relatively high. In the course of their discussions with the Trustees, representatives of RS Investments noted in this regard that the Funds’ recently renegotiated custodial arrangements were likely to result in savings to the Funds in the coming year. The Trustees noted in the

22	RS Large Cap Value VIP Series

course of the discussion that, in a number of cases, especially in respect of variable Funds, the number of peer funds was quite limited, potentially limiting the utility of the data provided.

RS Investments furnished detailed financial information, in the form of a consolidated profit and loss statement, showing the revenues and expenses related to the management of the RS Funds as a whole and each of RS Investments’ other categories of advisory clients, respectively. That information showed the substantial costs of providing services to the Funds. The Chief Compliance Officer also noted in his report that he had discussed with RS Investments the basis for the allocation of RS Investments’ general or common expenses to the cost analysis for the Funds and that he believed the allocation methodology and resulting allocations were reasonable.

RS Investments also furnished a detailed profitability analysis with respect to each Fund for the year ended December 31, 2007, and for the five months ended May 31, 2008. In his report, the Chief Compliance Officer noted that the Value Funds had generally been more profitable over the periods covered than Funds in other investment disciplines, and that the Funds had been less profitable generally than the retail versions of the Funds. The Trustees noted that the range of profitability for the Core Funds, the Growth Funds, and the Value Funds was wide, but that RS Investments’ profitability on its mutual fund business as a whole was higher than the profitability of the separate account advisory business. The Trustees also noted that RS Investments’ subadvisory business had a lower profit margin due to the reduced fees it receives in respect of that business. The Chief Compliance Officer noted in his report that a comparable or higher profit margin relating to RS Investments’ services to the Funds appeared justifiable by the higher risk and responsibilities associated with the mutual fund business.

The Chief Compliance Officer also noted in his report that the profitability of the Funds to GIS, an affiliate of RS Investments, is within the range of profitability for RS Investments, and generally lower, with the most profitable Fund being the RS S&P 500 Index VIP Series, which did not have any performance or expense concerns to note.

The Trustees considered whether economies of scale would likely be realized as the Funds grow and whether a reduction in the advisory fees paid by the Funds by means of breakpoints would be appropriate. The Trustees also considered a report provided to them by their independent consultants as to economies of scale, both generally and as to the Funds specifically, and the consultants’ recommendations that the Trustees give careful consideration to the manner in which shareholders might realize some of the benefit of such economies over time, as the Funds grow in size. In his report, the Chief Compliance Officer noted that the profits from the Funds enable RS Investments to devote greater resources to the management of the Funds, including organizational enhancements and financial incentives for the portfolio managers, analysts, and other personnel who in many cases have lucrative alternative employment and business opportunities available to them. He also noted RS Investments’ commitment to achieving consistently superior investment performance as shown by RS Investments’ reinvestment of its resources in an effort to improve its investment processes and in an effort to recruit and retain the best professionals available to it. The Chief Compliance Officer also noted that RS Investments maintains that one of its strengths is the tenure of its investment management teams. He noted, as well, that certain investment styles, such as small-cap and some mid-cap strategies, do not as readily benefit from economies of scale because of the limited ability to increase the size of a Fund’s investment in certain portfolio holdings.

The Trustees considered the nature, extent, and quality of the services provided by RS Investments. In this regard, the Trustees took into account the experience and skills of the Funds’ portfolio management teams and of RS Investments’ senior management, and the time and attention devoted by each to the Funds. The Trustees considered the performance of each Fund while also considering its applicable investment

RS Large Cap Value VIP Series	23

Supplemental Information (unaudited) (continued)

objective and strategy and its overall expense ratio. The Trustees also received information throughout the year regarding the capabilities of RS Investments in securities trading, and changes in personnel in RS Investments’ trading staff. The Trustees also considered RS Investments’ significant responsibilities in monitoring the services provided by the Sub-Advisers.

The Trustees reviewed performance information for each Fund for various periods. That review included an examination of comparisons of the performance of the Funds to relevant securities indexes and various peer groups of mutual funds prepared by the independent Lipper and Morningstar organizations with respect to various periods, and relative rankings of the Funds compared to peer funds during various periods. The Trustees noted that, in his report, the Chief Compliance Officer had found that, except as noted below, no Fund appeared to have substantially lagged all peer mutual funds and indexes for all relevant periods. The Chief Compliance Officer noted specifically that each of RS Asset Allocation VIP Series and RS High Yield Bond VIP Series had underperformed its peers’ averages for various periods. The Chief Compliance Officer noted that RS High Yield Bond VIP Series had experienced a significant portfolio manager change and that RS Investments was engaging in internal discussions about plans to address the performance concerns of RS Asset Allocation VIP Series.

The Trustees considered the research and other similar services RS Investments receives from many of the broker-dealers with which it places the Funds’ (as well as other RS Investments clients’) portfolio transactions and from third parties with which these broker-dealers have arrangements. The Trustees receive information on those arrangements quarterly throughout the year and have the opportunity to discuss that information with representatives of RS Investments at the meetings. The Trustees considered the benefit to RS Investments and its affiliates from such services including that (1) the services are of value to RS Investments and its affiliates in advising RS Investments’ clients (including the Funds) and (2) RS Investments might otherwise be required to purchase some of these services for cash. The Trustees considered information provided to them quarterly during the year regarding the benefits to RS Investments of research and brokerage services provided in connection with so-called “bundled brokerage” arrangements. The Trustees concluded that these “soft dollar” relationships’ benefit to RS Investments was reasonable and that the Funds also benefited from them.

The Trustees reviewed detailed information regarding the various Sub-Advisers to the Funds, including information as to compliance with federal securities laws, capabilities and experience of portfolio management personnel and any changes in such personnel in the past year, financial information as to the Sub-Advisers, information as to their trading practices, and general information as to the pricing of the Sub-Advisers’ services.

The Trustees considered generally the nature and quality of the administrative services provided to the Funds by RS Investments and by GIS, including, among other things, changes in and enhancements to the firms’ personnel and capabilities, their performance during the course of the preceding year, and the responsiveness of senior management to the Trustees’ requests.

The Trustees noted a number of specific recent enhancements to the services provided by RS Investments, including, among others, the following factors cited by the Chief Compliance Officer:

➢

RS Investments continues to integrate the respective RS and GIS organizations. Most of the changes have strengthened the organization and its ability to devote greater resources to the services provided to the Funds. Integration work continues, particularly with respect to the management of the New York office’s activities by personnel in San Francisco.

➢

RS Investments has been responsive to concerns raised by the Trustees with respect to the performance of various Funds and the interaction of members across portfolio management teams in order to reduce the compartmentalization of RS Investments.

➢	RS Investments has invested in the firm by working to improve its portfolio management and client service

24	RS Large Cap Value VIP Series

activities, as well as by consulting outside experts about how best to improve the firm.

➢	RS Investments has provided necessary staffing, training, and other compliance resources necessary for the Chief Compliance Officer to perform his responsibilities as the Chief Compliance Officer.

The Trustees also considered the Chief Compliance Officer’s conclusion that RS Investments provides high quality advisory and related services to the Funds.

After considering all of the information described above, including the Chief Compliance Officer’s written report, the Trustees unanimously voted to approve the continuation of the Advisory Agreements, including the advisory fees proposed in connection with that continuation, for the one-year period commencing August 31, 2008.

Portfolio Holdings and Proxy Voting Procedures

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Securities and Exchange Commission’s Web site at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, DC, and information on the operation of the Public Reference Room may be obtained by calling 800-SEC-0330. This information is also available, without charge, upon request, by calling toll-free 800-221-3253.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available (i) without charge, upon request, by calling toll-free 800-221-3253; and (ii) on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

RS Large Cap Value VIP Series	25